Exhibit (h)1(iii)
March 10, 2009
State Street Bank and Trust Company
One Lincoln Street
Boston, MA 02111

Re:	Amendment to the Transfer Agency and Service Agreement (the “Agreement”), dated August 1, 1991, by and among GMO Trust, on behalf of certain of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Co.), as amended.
Ladies and Gentlemen:
     Pursuant to Article 17 of the Agreement, GMO Trust (the “Trust”) hereby notifies you that it has created two new series of shares, namely, GMO U.S. Treasury Fund and GMO Asset Allocation Bond Fund (each a “New Fund,” and collectively the “New Funds”) with respect to which the Trust and the Manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.
     If you agree to so serve as transfer agent for the New Funds, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each New Fund shall be deemed a “Fund” under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.
Notice
     A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

State Street Bank and Trust Company	March , 2009

Sincerely,

GMO TRUST

By: Name:	/s/ Jason Harrison Jason Harrison
Title:	Clerk

GRANTHAM, MAYO,
VAN OTTERLOO & CO. LLC

By: Name:	/s/ J.B. Kittredge J.B. Kittredge
Title:	General Counsel
The foregoing is hereby
accepted and agreed.
STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Irene Spendakos Irene Spendakos
Title:	Sr. Vice President